STEVEN JAMES DAVIS

A Professional Corporation

1042 N. El Camino Real, B261

Encinitas, California 92024

May 19, 2015

Rich Pharmaceuticals, Inc.
9595 Wilshire Blvd., Suite 900
Beverly Hills, California 90212

Gentlemen:

You have requested our opinion as counsel for Rich Pharmaceuticals, Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to an offering of 500,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), that are to be issued to LG Capital Funding, LLC (the “Shareholder”) pursuant to that certain investment agreement (the “Investment Agreement”) dated May 19, 2015 (the “Offering”) and resold pursuant to this Registration Statement.

In order to render our opinion, we have examined the following documents identified and authenticated to our satisfaction:

(a)	the Registration Statement which includes the prospectus;

(b)	the Certificate of Officers of the Company dated May 18, 2015 (the “Officer’s Certificate”);

(c)	a Board of Directors Consent Action dated May 18, 2015 approving the Investment Agreement and filing of the S-1 Registration Statement to register the shares under the Offering;
(d)	the executed Investment Agreement;
(e)	the Articles of Incorporation of the Company dated August 9, 2010 and the Certificate of Change dated September 17, 2013;

(f)	the Articles of Merger of the Company dated August 23, 2013; and
(g)	a Good Standing Certificate from the Secretary of State of Nevada as of May 18, 2015.

In each instance we have relied upon the content of each of the documents set forth above, and have relied upon the content of the Officer’s Certificate.  In reliance thereon, and based upon our review of the foregoing, we are of the opinion that, if, as and when the Shares are issued and sold (and proper and sufficient consideration therefor received and appropriate stock certificates therefor executed and delivered) pursuant to the Investment Agreement, such Shares will be validly issued, fully paid and non-assessable.

We express no opinion on securities issued pursuant to any other registration statement of the Company. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Investment Agreement, or the Shares issuable under the Investment Agreement. We advise you that we are licensed to practice law in the States of California, Minnesota and the District of Columbia.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Steven James Davis, A Professional Corporation

By: /s/ Steven J. Davis

      Steven J. Davis, President